Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2021, relating to the consolidated financial statements of CatchMark Timber Trust, Inc. and subsidiaries and the effectiveness of CatchMark Timber Trust, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CatchMark Timber Trust, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
June 24, 2021